424(b)(3)
FILE NO.  33-25214


EFFECTIVE MAY 15, 2006, THE
RATIO WILL BE 1 ADR EQUALS 2
ORDINARY SHARES OF PAR VALUE
50 PENCE EACH


EXHIBIT A
TO
DEPOSIT AGREEMENT

(FORM OF FACE OF RECEIPT)

AMERICAN DEPOSITARY RECEIPT
evidencing
AMERICAN DEPOSITARY SHARES
representing
DEPOSITED ORDINARY SHARES OF

CORUS GROUP PLC

(Incorporate under the laws of England and Wales

No. 33-25214

THE BANK OF NEW YORK, incorporated
under the laws of the State of New York, as
Depositary, (the Depositary), hereby
certifies that___________
____________________________________
________, or registered assigns IS THE
OWNER OF
_____________________________
AMERICAN DEPOSITARY SHARES
representing deposited Ordinary Shares, par value 50 pence each (Shares), of Corus
Group plc, a company incorporated in
England and Wales (the Company). At the date hereof, each American Depositary
Share represents ten (10) Shares (or
evidence of rights to receive such Shares) deposited under the Deposit Agreement
(hereinafter defined) at the principal London office of the Depositary in the name of The
Bank of New York (Nominees) Limited (the
Custodian).

1.	THE DEPOSIT AGREEMENT.
	This American Depositary Receipt is
one of an issue (the Receipts), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement dated as of November 23, 1988, as amended and restated as of April 28, 1995, as further amended and restated as of July 26, 1995, as further amended and restated as of October
6, 1999 (the Deposit Agreement), by and
among the Company, British Steel plc, the Depositary, and each person or persons in whose name a Receipt is registered on the books of the Depositary maintained for such purpose (each, a Holder) from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and provisions thereof, hereof and the Memorandum of Association
(the Memorandum) and the Articles of
Association (the Articles) of the Company.
The Deposit Agreement sets forth the rights and obligations of Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect or in lieu of such Shares and held thereunder
(such Shares, securities, property, and cash are herein called the Deposited Securities).
Copies of the Deposit Agreement, the
Memorandum and the Articles are on file at the Corporate Trust office of the Depositary and the office of the Custodian and at any other designated transfer offices. The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement, as well as the Memorandum and the Articles, and are qualified by and subject to the detailed provisions thereof, to which reference is hereby made. The Depositary makes no representation or warranty as to the validity or worth of the Deposited
Securities.

2.	SURRENDER OF RECEIPTS AND
WITHDRAWAL OF SHARES.	Upon
surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided for in paragraph (6) on the face of this Receipt and Section 5.09 of the Deposit
Agreement and payment of all taxes and
charges payable in connection such
surrender and withdrawal of the Deposited
Securities, and subject to the terms and conditions of the Deposit Agreement, the Memorandum, the Articles and the
Deposited Securities, the Holder hereof is entitled to the transfer and delivery, to such Holder or upon the order of such Holder, of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt. Delivery of such Deposited
Securities may be made by the delivery of certificates in the name of the Holder hereof or as ordered by such Holder or by the delivery of (a) certificates properly endorsed or accompanied by proper instruments of transfer to such Owner or as ordered by him and (b) any other securities, property and cash to which such Owner is then entitled in respect of such Receipts to such Owner or as ordered by him. Such delivery will be made without reasonable delay and, at the request of the Holder hereof, shall be made at the London office of the Custodian, or at the request of the Holder hereof, the Depositary shall direct the Custodian to forward such Deposited Securities and proper documents of title therefore for delivery at the Corporate Trust Office of the Depositary in the City of New York; provided that the forwarding of certificates for Shares or other
Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Holder hereof.

3.	TRANSFERS, SPLIT-UPS, AND
COMBINATIONS OF RECEIPTS. 	This
Receipt is transferable on the books of the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender, without unreasonable delay, of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by the laws of the State of New York and the United States of
America; provided that the Depositary may close the transfer books, after consultation with the Company, (a) at any time, or from time to time, when deemed necessary or advisable by it in connection with the performance of its duties under the Deposit
Agreement or (b) at the request of the
Company provided that any such closing of the transfer books shall be subject to the provisions of Section 7.07 of the Deposit
Agreement which limit the suspensions of withdrawals of Shares. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one
Receipt, evidencing the same aggregate
number of American Depositary Shares as
the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or transfer or withdrawal of any Deposited
Securities, the Depositary, or the Custodian may require payment (or, with respect to any applicable stamp taxes, evidence satisfactory to the Depositary that any such amounts have been fully paid) from the presentor of the Receipt or the depositor of the Shares of a sum sufficient to reimburse it for any tax, duty or other governmental charge payable with respect thereto (including any such tax, duty or other governmental charge with respect to Shares being deposited, the Receipts being issued or to Deposited
Securities being withdrawn) and any stock transfer or registration fees in effect for the registration of transfers of Shares generally on the share register of the Company (or the appointed agent of the Company for transfer and registration of Shares, which may but need not be the Share Registrar) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such reasonable regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement

            The delivery of Receipts
against deposit of Shares generally or
against deposit of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the transfer or surrender of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason subject to the provisions Section 7.07 of the Deposit Agreement. Notwithstanding any other provision of the Deposit Agreement or the Receipts, the surrender of outstanding
Receipts and withdrawal of Deposited
Securities may not be suspended subject
only to (i) temporary delays caused by
closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S.
or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares that (a) if sold by the holder thereof in the United
States or its territories, would be required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares, or
(b) would hereby infringe any provisions of the Articles. The Depositary will comply with written instructions of the Company not to accept for deposit under the Deposit
Agreement any Shares identified in such
instructions at such times and under such circumstances as may be specified in such instructions in order to facilitate the Companys compliance with the securities laws of the United States.

4.	LIABILITY OF OWNER OR
BENEFICIAL OWNER FOR TAXES.
	Any tax, duty or other governmental
charge (including, without limitation, any applicable stamp taxes) or expense payable by the Custodian or the Depositary or its nominee in respect of this Receipt or any Deposited Securities underlying any Receipt shall be payable by the Holder hereof, who shall pay the amount thereof and provide the Depositary with evidence satisfactory to the Depositary that such amounts have been fully paid. The Depositary may refuse to effect registration of transfer of this Receipt or any transfer and withdrawal of Deposited
Securities underlying this Receipt until payment of such tax or governmental charge is made, and may withhold any dividends or other cash distributions constituting
Deposited Securities underlying this
Receipt, or may sell for the account of the Holder thereof any part or all of the other
Deposited Securities underlying this
Receipt, and may apply such cash or the
proceeds of any such sale in payment of any such tax, duty or other governmental charge or expense (and any taxes and expenses arising or incurred as a result of effecting such sale), the Holder hereof remaining liable for any deficiency.

5.	WARRANTIES ON DEPOSIT OF
SHARES.	Every person depositing
Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, non-assessable and free of preemptive rights and that the person making such a deposit is duly authorized to do so, and is not liable to disenfranchisement or disposal by the
Company pursuant to the Articles.  Such
representations and warranties shall survive the deposit of such Shares and issuance of Receipts in respect thereof. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of Receipts evidencing American Depositary
Shares representing such Shares by that
person are not restricted under the Securities
Act of 1933.  Such representations and
warranties shall survive the deposit of
Shares and issuance of Receipts.

6.	FILING PROOFS,
CERTIFICATES, AND OTHER
INFORMATION. Any person presenting
Shares for deposit or any Holder may be
required from time to time to file with the Depositary or the Custodian such proof of citizenship, residence, exchange control approval, or such information relating to the registration on the books of the Company
(or the appointed agent of the Company for transfer and registration of Shares, which may but need not be the Share Registrar) of the Shares presented for deposit, and to execute and deliver to the Depositary or the Custodian such certificates, and to make such representations and warranties, as the Depositary or the Company may deem necessary or proper or as the Company may require by written request to the Depositary or the Custodian. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities underlying such
Receipt until the foregoing is accomplished to the Depositarys satisfaction. Upon reasonable request, the Depositary shall provide the Company in a timely manner with copies of all such proofs and certificates and such written representations and warranties provided. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the United
Kingdom which is then performing the
function of the regulation of currency
exchange.

7.	CHARGES OF DEPOSITARY.
	Subject to Section 3.02, the
Company agrees to pay all charges and
reasonable expenses of the Depositary and those of any Receipt Registrar, co-transfer agent and co-registrar under the Deposit
Agreement that are agreed and shown in the letter of appointment dated September 5, 1988 to the Depositary to be payable by the Company. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian (and of changing the Custodian) are for the sole account of the Depositary.

            The following charges shall
be incurred by any party depositing or
withdrawing Shares or by any party
surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03), whichever may be applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit
Agreement, (3) such cable, telex and
facsimile transmission expenses as are
expressly provided for in this Deposit
Agreement, (4) such reasonable expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to
Section 4.05, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03, 4.03 or
4.04 of the Deposit Agreement, and the
surrender of Receipts pursuant to Section
2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary
Share (or portion thereof) for any cash
distribution made pursuant to the Deposit
Agreement including, but not limited to, Sections 4.01 through 4.04 hereof, except for distributions of cash dividends, and (7) a fee for, and deduct such fee from, the distribution of securities pursuant to Section
4.02 of the Deposit Agreement, such fee
being in an amount equal to the fee for the execution and delivery of American
Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (7) treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Holders.

            The Depositary, subject to
Section 2.09 of the Deposit Agreement, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.	TITLE TO RECEIPTS.	It is a
condition of this Receipt and every
successive Holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the American
Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.


9.	LOANS AND PRE-RELEASE OF
RECEIPTS.	Unless requested in writing
by the Company to cease doing so,
notwithstanding Section 2.03 of the Deposit
Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 (Pre-
Release).  The Depositary may, pursuant to
Section 2.05 of the Deposit Agreement,
deliver Shares upon the receipt and
cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.
The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.
Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered (the Pre-Releasee) that the Pre-
Releasee, or its customer, (i) owns the
Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Holders, and (iii) will not take any action with respect to such Shares or Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security and, in connection with the Pre-Release of Shares preceded or accompanied by an unconditional guaranty by the Pre-Releasee to deliver Receipts for cancellation on the same calendar day on which Shares are delivered to the Pre-
Releasee (or if such Receipts are not so delivered, to return the Shares), (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of American
Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited hereunder; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems reasonably appropriate. The Depositary will also set
Dollar limits with respect to Pre-Release transactions to be entered into hereunder with any particular Pre-Release on a case-by-case basis as the Depositary deems appropriate. For purposes of enabling the Depositary to fulfill its obligations to the Owners under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasees obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasees obligation to deliver Shares or Receipts upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

            The Depositary may retain
for its own account any compensation
received by it in connection with the
foregoing.

10. 	DISCLOSURE OF BENEFICIAL
INTEREST	Notwithstanding any other
provision of this Deposit Agreement, each Holder agrees to comply with requests from the Company, pursuant to the Articles or the Companies Act 1985 of England and Wales
(or any statutory modification or re-
enactment thereof) (the Companies Act), to provide information as to the capacity in which such Holder owns Receipts, the identity of any other person interested in such Receipts and the nature and extent of such interest and any other information required by such request. Each Holder acknowledges that failure to comply with such a request may result, inter alia, in the withdrawal of the voting rights of the Shares underlying such Holders Receipts, the imposition of restrictions on the right to receive distributions relating to such Shares underlying such receipts and/or the forced sale of such Shares underlying such Receipts. Each Holder agrees to comply with the provisions of the Articles and of the Companies Act with regard to notification to the Company of interests in Shares, which include provisions relating to disclosure of interests in Relevant Share Capital in excess of the percentage(s) of such capital provided for in the Articles and/or the Companies Act
(at present 4 percent in each case).

11.	VALIDITY OF RECEIPT.	This
Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless executed by the Depositary by the manual signature of a duly authorized officer or, if a Receipt
Registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such Registrar or any co-registrar.

12.	AVAILABLE INFORMATION
	The Company is subject to the
periodic reporting requirements of the
Securities Exchange Act of 1934 and,
accordingly, files certain reports with the Securities and Exchange Commission
(hereinafter called the Commission).

            Such reports will be available
for inspection and copying at the public reference facilities maintained by the
Commission located at 450 Fifth Street,
N.W., Washington, D.C. 20549.


Dated:


	THE BANK OF NEW YORK

	  as Depositary and Receipt Registrar


	By_________________________

			(Title)

NAME OF CO-REGISTRAR,
  as co-registrar

By_________________________
      	(Title)


            The address of the principal
executive office of the Depositary is One
Wall Street, New York, New York 10286.
The address of the Corporate Trust Office of the Depositary is 101 Barclay Street, New
York, New York 10286.

			[Names and addresses
of any co-registrars and
					co-
transfer agents]


(FORM OF REVERSE OF RECEIPT)

SUMMARY OF CERTAIN ADDITIONAL
PROVISIONS
OF THE DEPOSIT AGREEMENT



13.	DIVIDENDS AND
DISTRIBUTIONS. 	Whenever the
Depositary shall receive any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit
Agreement, the Depositary shall cause the securities or property received by it to be distributed promptly to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason
(including any requirement that the
Company or the Depositary withhold an
amount on account of taxes or other
governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Holders) the Depositary deems such distribution not to be feasible, the Depositary, after consultation with the Company, may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property, thus received, or any part thereof and the distribution by the Depositary to the Holders of the net proceeds of any such sale (net of the fees of the Depositary as provided in
Section 5.09 of the Deposit Agreement)
shall be distributed by the Depositary to the Holders entitled thereto, as in the case of a distribution received in cash; provided, however, that no such distribution to Holders pursuant to this Section 4.02 of the Deposit Agreement shall be unreasonably delayed by any action of the Depositary or any of its agents. To the extent that such securities or property or the net proceeds thereof are not distributed to Holders as provided in this paragraph, each American
Depositary Share shall thereafter also
represent the additional securities or
property distributed in respect of the Shares represented by such American Depositary
Share prior to such distribution. If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may with the Companys approval, and shall if the Company shall so request, distribute promptly to the Holders of outstanding
Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them, respectively, additional Receipts for an aggregate number of American
Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section
4.11 of the Deposit Agreement and the
payment of fees of the Depositary as
provided in Section 5.09 of the Deposit
Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares corresponding to the aggregate of such fractions and distribute promptly the net proceeds, converted into U.S. dollars if not in such U.S. dollars (if such conversion may in the judgment of the Depositary be achieved on a reasonable basis), to the Holders entitled thereto. If additional
Receipts are not so distributed, each
American Depositary Share shall
thenceforth also represent the right to
receive the additional Shares distributed in respect of the Deposited Securities corresponding thereto.

14.	RIGHTS.	In the event that the
Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the
Company, shall have discretion as to the procedure to be followed in making such rights available to any Holder or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Holders or to certain Holders but not to other Holders, the Depositary may distribute to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Holder, warrants or other instruments therefor in such form as it deems appropriate.

            In circumstances in which
rights would otherwise not be distributed, if a Holder of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Holder hereunder, the Depositary will make such rights available to such Holder upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

            If the Depositary has
distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from such a Holder pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder. As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to
Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver
Receipts to such Holder. In the case of a distribution pursuant to the second paragraph of Section 4.04 of the Deposit
Agreement, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

            If the Depositary determines
in its discretion that it is not lawful and feasible to make such rights available to all or certain Holders, it may, subject to legal requirements, sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of this Deposit
Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any Receipt or otherwise. No distribution of rights or the net proceeds of any sale of rights to Holders shall be unreasonably delayed by any action of the Depositary or any of its agents.

            The Depositary will not offer
rights to Holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to Holders or are registered under the provisions of such Act. If a Holder of Receipts requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Holder is exempt from such registration. Neither the Depositary, nor Holders nor third persons may compel the Company to register under the Securities Act of 1933 or otherwise any right or security of the Company or the issuance thereof by virtue of any of the terms of the Deposit Agreement.

            The Depositary shall not be
responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

15.	CONVERSION OF FOREIGN
CURRENCY.	Whenever the Depositary
shall receive foreign currency, by way of dividends or other distributions or as the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert, by sale or in any other manner that it may determine, such foreign currency into Dollars and such Dollars shall be distributed promptly to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery or otherwise.

            If such conversion or
distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file promptly such application for approval or license, if any, as it may deem desirable.

            If at any time the Depositary
shall determine that in its reasonable
judgment any foreign currency received by the Depositary is not pursuant to applicable law convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the
Depositary may distribute the foreign
currency (or an appropriate document
evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency proceeds for the respective accounts of, the Holders entitled to receive the same; provided, however, that if requested in writing by a Holder entitled thereto, the Depositary shall distribute the foreign currency to such Holder as promptly as practicable.

            If any such conversion of
foreign currency, in whole or in part, cannot be effected for distribution to some Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable; provided, however, that if requested in writing by a Holder entitled thereto, the Depositary shall distribute the foreign currency to such Holder as promptly as practicable.

16.	RECORD DATES.	Whenever any
cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited
Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other
Deposited Securities, the Depositary shall fix a record date, which date shall, to the extent practicable, be the same as the date fixed by the Company, (a) for the determination of the Holders who shall be
(i) entitled to receive such dividend,
distribution or rights, or the net proceeds of the sale thereof, or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares.

17.	VOTING OF DEPOSITED
SECURITIES.	Upon receipt of notice of any
meeting of holders of Shares or other
Deposited Securities, the Depositary shall, as soon as practicable thereafter and to the extent permitted by law, mail to the Holders
(a) a copy of such notice and (b) a statement that the Holders at the close of business on a specified record date will be entitled, subject to any applicable provisions of English law and of the Memorandum, the Articles and the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Deposited Securities underlying their respective American Depositary Shares, and
(c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of a Holder as of such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor in so far as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities underlying such American Depositary
Shares in accordance with any
nondiscretionary instructions set forth in such request; provided, however, that the Depositary, unless specifically instructed by the Holder, shall not demand a poll. The
Depositary shall not vote the Deposited
Securities underlying a Receipt except in accordance with written instructions from the Holder of such Receipt. In accordance with the Articles and English law, failure by a Holder, or a person holding an interest in Shares through a Holder, to comply with the Companys request for information of the nature referred to in Section 3.04 may result, inter alia, in withdrawal of the voting rights of the Shares underlying the Receipts held by that Holder and thus the rights described in this Section 4.07 to direct the voting of Deposited Securities underlying such
Receipts.

18.	CHANGES AFFECTING
DEPOSITED SECURITIES.	In
circumstances where the provisions of
Section 4.03 of the Deposit Agreement do not apply, upon any change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets or analogous transaction affecting the
Company or to which it is a party, any
securities which shall be received by the Depositary in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under this Deposit Agreement, and the American
Depositary Shares shall thenceforth
represent the right to receive the new
Deposited Securities so received, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may with the Companys approval, and shall if the Company shall so request, execute and deliver additional
Receipts as in the case of a dividend of Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

19.	REPORTS; INSPECTION OF
TRANSFER BOOKS	The Depositary shall
make available for inspection by Holders at its Corporate Trust Office, at the office of the Custodian and at any other designated transfer offices, and shall arrange for the mailing to all Holders of, any notices, reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary or the Custodian as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The
Depositary shall also, upon written request, send to the Owner copies of such reports furnished by the Company pursuant to
Section 5.06 of the Deposit Agreement.  The
Depositary will keep books, at its transfer office in New York City, for the registration of Receipts and their transfer which at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement, the Receipts, the Shares, the Memorandum or the Articles.

20.	WITHHOLDING	In the event
that the Depositary determines that any
distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property
(including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

21.	LIABILITY OF THE COMPANY
AND DEPOSITARY.	Neither the
Depositary nor the Company nor the
Directors shall incur any liability to the Holders of this Receipt if, by reason of any provision of any present or future law of any country or of any governmental authority, or by reason of any provision, present or future, of the Memorandum, the Articles or the Deposited Securities, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or the Company or the Directors will be prevented or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement will be done or performed. Where, by the terms of a distribution pursuant to Sections 4.01, 4.02, or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section
4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Holders of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Holders and make the net proceeds available to such Holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. None of the Depositary, the Company and the Directors assumes any obligation or shall be subject any liability under the Deposit Agreement to Holders, except that it or he shall use reasonable endeavors reasonable endeavors exercised in good faith in the performance of such rights and obligations as are specifically set forth in this Deposit
Agreement.  None of the Depositary, the
Company and the Directors will be under
any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts that in its or his opinion may involve it or him in expense or liability, unless indemnity satisfactory to it or him against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the
Custodian being solely to the Depositary.
None of the Depositary, the Company and
any Director shall be liable for any action or non-action by it or him in reliance upon advice of or information from legal counsel, accountants, any governmental authority, any person presenting Shares for deposit, any Holder of a Receipt, or any other person believed by it or him in good faith to be competent to give such advice or information. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited
Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or non-action is in good faith. Subject to the Memorandum and the Articles, the
Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company has agreed to indemnify the Depositary and the Custodian against, and hold each of them harmless from, any liability or expense
(including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of this Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates.

22.	RESIGNATION AND REMOVAL
OF DEPOSITARY; SUBSTITUTION OF
CUSTODIAN.	The Depositary may
at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The
Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit
Agreement.  The Depositary may at any
time appoint a substitute custodian and the term Custodian shall refer to such substitute.

23.	AMENDMENT OF DEPOSIT
AGREEMENT AND RECEIPTS.	The
form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges
(other than the fees of the Depositary for the execution and delivery or the cancellation of Receipts and taxes (including, without limitation, stamp taxes) and other governmental charges), or which shall otherwise prejudice any substantial existing right of Holders, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Holders thereof. Every Holder at the time any such amendment so becomes effective, if such Holder shall have been given such notice, shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by either the Deposit Agreement as amended thereby.
In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

24.	TERMINATION OF DEPOSIT
AGREEMENT.
The Depositary shall at any time at the
direction of the Company terminate this
Deposit Agreement by mailing notice of
such termination to the Holders of all
Receipts then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The Depositary may terminate this Deposit Agreement by mailing notice of such termination to the Company and the Owners of Receipts then outstanding if at any time ninety (90) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit
Agreement.  On and after the date of
termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary,
(b) payment of the fee of the Depositary for the surrender of Receipts referred to in
Section 2.05 of the Deposit Agreement, and
(c) payment of any applicable taxes or
governmental charges, be entitled to
delivery, to him or upon his order, of the amount of Deposited Securities represented by American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in this Deposit
Agreement, and shall continue to deliver
Deposited Securities, together with any
dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of this Deposit
Agreement, and any applicable taxes or
governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold the uninvested net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of Receipts that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the
Depositary with respect to such net
proceeds.  After making such sale, the
Depositary shall be discharged from all
obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of this Deposit
Agreement, and any applicable taxes or
governmental charges, and except for its obligations to the Company under Section
5.08 of the Deposit Agreement and to the Holders under Section 6.02 of the Deposit
Agreement, which obligations shall survive the termination of this Deposit Agreement.
Upon the termination of this Deposit
Agreement, the Company shall be
discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and
5.09 of the Deposit Agreement and Articles
7 and 21 of the Receipt.

25.	CERTAIN DEFINITIONS	Terms
used in this Receipt that are not otherwise defined shall have the respective meanings ascribed to them in the Deposit Agreement.

26.	COMPLIANCE WITH U.S.
SECURITIES LAWS	Notwithstanding
anything in the Deposit Agreement or this Receipt to the contrary, the Company and the Depositary each agrees that it will not exercise any rights it has under the Deposit
Agreement to permit the withdrawal or
delivery of Deposited Securities in a manner which would violate the U.S. securities laws, including, but not limited to, Section
I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

25.	BRITISH STEEL PLC NO
LONGER A PARTY TO THE DEPOSIT
AGREEMENT	The Company, British
Steel plc, the Depositary and all Owners and Beneficial Owners each agree that British
Steel plc shall remain a party to the amended and restated Deposit Agreement solely for the purpose of amending and restating the Deposit Agreement and for no other purpose, and that after the date hereof it shall have no rights or obligations under the Deposit Agreement.


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